Exhibit 10.1
Dated June 1 2006
HCC SERVICE COMPANY LIMITED (UK) BRANCH
- and -
BARRY COOK

SERVICE AGREEMENT

THIS AGREEMENT is made on June 1 2006
B E T W E E N
(1)	HCC SERVICE COMPANY LIMITED (UK) BRANCH a Texas Limited Partnership of 40 Lime Street, London EC3M 5BS (the “Company”); and

(2)	BARRY COOK of Pilgrim’s House, Brasted Lane, Knockholt, Sevenoaks, Kent TN14 7PJ (the “Executive”)
WHEREBY IT IS AGREED as follows:-
1.	Definitions

In this Agreement:

“Associated Company”	means a company which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition “subsidiary” and “holding company” have the same meanings as in Section 736 of the Companies Act 1985, as originally enacted.

the “Board”	means the Board of Directors of HCC Insurance Holdings Inc from time to time.

“HCCIH”	means HCC Insurance Holdings (International) Limited

“HCC”	means HCC Insurance Holdings Inc
2.	Term of Appointment

2.1	The Executive shall be employed by the Company subject to the terms and conditions set out in this Agreement as Chief Executive Officer of HCCIH or in such other capacity of a like status as the Company may require for a fixed term of three years with effect from 1 January 2006 subject to his employment being terminated at any time before the expiry of the said three year fixed term by either the Executive or the Company giving to the other not less than six months’ notice in writing.

2.2	For the avoidance of doubt, previous employment with the Company will count as part of the Executive’s period of continuous employment with the Company.

2.3	The Company may, in its absolute discretion, lawfully terminate the employment of the Executive at any time with immediate effect or by the giving of six months’ notice in writing under clause 2.1 above. If the Company terminates this agreement with immediate effect other than pursuant to clause 18 then the Company shall pay to the Executive a sum equal to the Executive’s base salary and benefits (excluding bonus) for the period of notice under Clause 2.1. In addition, if the employment of the Executive is terminated by the Company during the three year fixed term, other than pursuant to Clause 18, the Company will, in addition to the Executive’s base salary for the six month notice period, pay to the Executive his base salary and benefits (excluding bonus) for the unexpired portion of the three year fixed term, less the payment for the six month notice period referred to above.

2.4	The Executive’s employment shall in any event terminate on the date on which the Executive reaches the age of 65.

3.	Powers and Duties

3.1	The Executive shall:

3.1.1	exercise such powers and perform such duties in relation to the business of the Company or any Associated Company as may from time to time be vested in or assigned to him by the Company. The Executive shall comply with all reasonable directions from, and all regulations of, the Company or, as appropriate, any Associated Company;

3.1.2	report to the Board and shall at all times promptly give to the Board or its his nominated representative (in writing if so requested) all information, advice and explanations as it may reasonably require in connection with matters relating to his employment or directorship under this Agreement or in relation to the business of the Company or any Associated Company generally;

3.1.3	devote the whole of his time, attention and abilities during his working hours to carrying out his duties under this agreement in a proper, loyal and efficient manner;

3.1.4	at all times promote the interests of and maintain the goodwill of the Company and any Associated Company and not knowingly do or willing permit to be done anything that may result in loss or harm to the Company or any Associated Company; and

3.1.5	not at any time make any untrue or misleading statement relating to the Company or any Associated Company. Further, the Executive shall promptly disclose any information which comes into his possession or attention which affects adversely or may affect adversely the Company or any Associated Company or its or their business. Such information shall include but not be limited to the plans of any employee to leave the Company or any Associated Company (whether alone or in concert with other employees); the plans of any employee (whether alone or in concert with other employees) to join a competitor or to establish a business in competition with the Company or any Associated Company; any steps taken by any employee to implement either of such plans and the misuse or the intended misuse by any employee of any confidential information belonging to the Company or any Associated Company.

4.	Hours of Work

4.1	The Executive shall work such hours as may reasonably be required, and as are necessary, for the proper performance of his duties under this agreement.

4.2	The Executive hereby agrees that the limit on average weekly working time set out in paragraph 4(1) of the Working Time Regulations 1998 will not apply to him although he may withdraw such agreement at any time subject to giving the Company three months’ prior written notice.

5.	Place of Work

5.1	The Executive’s normal place of work shall be in London or at such other place within the United Kingdom as the Company may from time to time determine.

5.2	In addition, the Executive shall, in the proper performance of his duties and for the purpose of business trips, travel to such places both within the United Kingdom and abroad as the Company may from time to time require.

6.	Salary

6.1	The Executive shall receive a base salary with effect from 1 December 2005 of £350,000 per annum. With effect from 1 January 2007 the Executive’s base salary shall increase to £375,000 per annum, and from 1 January 2008 shall increase to £400,000 per annum. The Executive’s base salary will be subject to normal PAYE deductions and will be payable in arrears by twelve monthly instalments by direct credit transfer to the Executive’s bank account by no later than the 25th day of each month.

6.2	The Executive shall be eligible to be considered for a discretionary bonus at the sole discretion of the Chief Executive Officer of HCC (or such other person as he may nominate) but the Executive shall not be entitled to receive any bonus if, on the date such bonus is due to be paid, the Executive is under notice of termination (regardless of whether the Company or the Executive has given such notice) he is on garden leave pursuant to clause 17 or if his employment has terminated. For the avoidance of doubt the Executive shall not be entitled to a pro rata bonus.

6.3	The Executive shall not be entitled to any other salary or fees as an ordinary or executive director or employee of the Company or any Associated Company and the Executive shall, as the Company may direct, either waive his right to any such salary or fees or account for the same to the Company.

7.	Pension

7.1	Subject to any limit imposed by the Inland Revenue and to the rules of the Scheme from time to time in force, the Company shall pay for the benefit of the Executive, in twelve equal monthly instalments, an annual contribution of £58,000 to the HCC Service Company Limited Retirement and Death Benefit Scheme (“the Scheme”). The Executive may elect, by written notice to the Company to convert the Company’s annual pension contribution referred to above to base salary. If the Executive so elects, the increase in the Executive’s base salary will be subject to normal PAYE deductions and, for the avoidance of doubt, the Company will have no ongoing obligation to pay a contribution to the Scheme on behalf of the Executive.

7.2	No contracting out certificate issued by the Contributions Agency is in force in respect of the employment under this Agreement.

8.	Other Benefits

8.1	The Executive will be eligible to participate in the private medical insurance scheme operated by the Company which provides cover for the Executive, his spouse and dependent children, subject to cover being accepted by the insurance company and to any conditions that the insurance company may impose.

8.2	The Company shall bear the premium cost of providing the Executive with life assurance cover in accordance with the terms of any life assurance scheme from time to time in force. The cover provided shall be subject to any limit imposed by the Inland Revenue from time to time.

8.3	The Executive will be eligible to join the permanent health insurance plan operated by the Company from time to time and the premium in connection with such plan will be paid for by the Company. Benefit will be payable only in accordance with the terms of the plan. If benefit is refused by the insurer there will be no obligation on the Company to make any payment to the Executive. If the insurer accepts a claim under the terms of the plan from time to time in force, the Executive shall, from the date of such acceptance, no longer be eligible to receive any base salary or benefits under this agreement save for the Executive will continue to be eligible to participate in the private medical insurance scheme pursuant to Clause 8.1 above, subject to cover being accepted by the insurance company and to any conditions the insurance company may impose.

8.4	The Executive will be granted options to purchase a further 100,000 shares of HCC common stock. These options will be subject to the rules of that scheme as in force from time to time which rules shall not form part of the Executive’s service contract. In particular, if the Executive’s employment should terminate for any reason (including as a result of a repudiatory breach of contract by the Company) he will not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under any such scheme which he may have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

8.5	The Executive will be required to use his own vehicle for business purposes. The Company will provide a car allowance to the Executive in the sum of £18,000 per annum such contribution to be paid in twelve equal monthly instalments at the same time as the Executive’s monthly salary payments. The payments will be made subject to deductions for tax and any other contributions. The Executive will be responsible for all running costs and risks incurred in respect of his own vehicle including ensuring adequate insurance cover and providing a replacement vehicle if required in order to perform his duties.

9.	Expenses

The Company shall reimburse to the Executive against production of receipts, if requested, all reasonable travelling, hotel, entertainment and other out-of-pocket expenses which he may from time to time be authorised to incur in the execution of his duties under this agreement.

10.	Holidays

10.1	In addition to normal bank and public holidays applicable in England the Executive will be entitled to 30 working days paid holiday in every calendar year to be taken at such time or times as may be approved by the Board.

10.2	The Company’s holiday year runs from 1 January to 31 December. Holidays not taken in the calendar year of entitlement will be lost.

10.3	Upon termination the Company may at its discretion require the Executive to take, during his notice period, any holiday entitlement which has accrued by the date of the termination of his employment but which has not been taken.

10.4	If the Executive’s employment commences or terminates part way through a holiday year, the Executive’s entitlement to holiday during that year will be assessed on a pro rata basis. If, on termination, the Executive has taken more holiday than his accrued holiday entitlement, he will be required to reimburse to the Company in respect of the excess days taken and the Executive hereby authorises the Company to make deductions in respect of the same from his final salary payment. Subject to the Company’s discretion at Clause 10.3 above, payment for holiday entitlement accrued but not taken will only be made on termination of employment. For the avoidance of doubt, a days holiday pay is 1/365 of the Executive’s base salary.

11.	Confidential Information

11.1	For the purposes of this Clause 11, confidential information means, without limitation:
(i)	trade secrets,

(ii)	any inventions or improvements which the Executive may from time to time make or discover in the course of his duties,

(iii)	details of clients including insureds and reinsureds, prices charged to them and the services provided and the Company’s or any Associated Company’s terms of business with clients,

(iv)	marketing plans and sales forecasts,

(v)	any proposals relating to the future of the Company or any Associated Company or its or their business or any part thereof,

(vi)	details of employees and officers of the Company or any Associated Company and of the remuneration and other benefits paid to them,

(vii)	information relating to business matters, corporate plans, management systems, finances, marketing or sales of any past, present or future products or services, processes, inventions, designs, know how, pitch lists, discoveries, policy wordings, broker lists, intermediary lists, customer lists, technical specifications and other technical information relating to the creation, production or supply of any past, present or future products or services of the Company or any Associated Company, any information given to the Company or any Associated Company in confidence by clients, insureds, reinsureds, reinsurers, brokers, agents, intermediaries, or other persons and any other information (whether or not recorded in documentary form, or on computer disk or tape) which is confidential or commercially sensitive and is not in the public domain, and

(viii)	any other information which is notified to the Executive as confidential.
11.2	The Executive shall not, either during his employment or thereafter, except in the proper course of his duties or as required by law, use for his own or another party’s benefit, or divulge or disclose to any person any Confidential Information concerning the business or affairs of the Company or any Associated Company, or any of its or their clients or customers, which may have come to his knowledge at any time during his employment by the Company or any Associated Company. This Clause will cease to apply to information which enters the public domain other than (directly or indirectly) through the acts or omissions of the Executive.

12.	Competitive Activities

During the term of this agreement the Executive shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent of any other firm, company or other person or assist, be concerned in or have any financial interest, whether directly or indirectly, in any other business or profession including a business that is not trading. The Executive may, however, hold or acquire no more than 3% by way of bona fide investment only of the shares or other securities of any company which are listed or dealt in on any recognised Stock Exchange, unless the Company shall require him not to do so in any particular case on the ground that such other company is or may be carrying on a business competing or intending to compete with the business of the Company or any Associated Company. In addition the Executive shall be entitled to engage in such activities as may be appropriate in order to manage his personal investments in so far as such activities do not materially interfere or conflict with the Executive’s performance of his duties under this Agreement. Whether such activities materially interfere or conflict with the Executive’s performance of his duties under this Agreement shall be the sole decision of the Company (acting reasonably). Any material conflict will be notified in writing to the Executive who shall be given a period of 14 days in which to remedy such conflict to the satisfaction of the Company. Failure by the Executive to remedy such conflict after written notification by the Company shall be a material breach by the Executive of the terms of this Agreement entitling the Company to terminate the Executive’s employment with immediate effect without payment in lieu of notice.
13.	Post-termination Restrictions

13.1	In this Clause 13 the following words and phrases shall have the following meanings:
(i)	“Garden Leave” means the rules applicable to the Executive during any period of notice as set out in Clause 17 below.

(ii)	“Restricted Business” means those of the businesses of the Company and any Associated Company as at the Termination Date with which the Executive was involved to a material extent at any time during the period of 12 months ending on the Termination Date;

(iii)	“Restricted Customer” means any firm, company or other person who at any time during the period of 12 months ending on the Termination Date, was:
(a)	insured or reinsured with; or

(b)	a coverholder of; or

(c)	in the habit of dealing with.

the Company or any Associated Company and with whom the Executive dealt to a material extent on behalf of the Company or any Associated Company during that period;
(iv)	“Restricted Employee” means any person who, as at the Termination Date was an employee of the Company or any Associated Company (excluding secretarial or clerical staff), who could materially damage the interests of the Company or any Associated Company if they became engaged or employed in any business concern in competition with any Restricted Business and with whom the Executive worked closely during the period of 12 months ending on the Termination Date;

(v)	“Restricted Supplier” means any firm, company or other person who at any time during the period of 12 months ending on the Termination Date, was a provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Associated Company but including any individual who provided services to the Company or any Associated Company by way of a consultancy agreement, and with whom the Executive dealt to a material extent during that period; and

(vi)	“Termination Date” means the date of termination of the Executive’s employment under this Agreement; and

(vii)	“Restricted Period” means the period of 12 months after the Termination Date, less any period that the Executive has spent on garden leave pursuant to clause 17 of this agreement or working at the Company’s request, during the notice period referred to in clause 2.1.
13.2	The Executive will not, without the prior written consent of the Board, for the Restricted Period, solicit or endeavour to entice away from the Company or any Associated Company the business of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business.

13.3	The Executive will not, without the prior written consent of the Board, for the Restricted Period, provide goods or services to or otherwise have any business dealings with any Restricted Customer in the course of any business concern which is in competition with any Restricted Business.

13.4	The Executive will not, without the prior written consent of the Board, for the Restricted Period, interfere or endeavour to interfere with the continuance of the provision of goods or services to the Company or any Associated Company by any Restricted Supplier.

13.5	The Executive will not, without the prior written consent of the Board, for the Restricted Period, in the course of any business concern which is in competition with any Restricted Business offer employment to or otherwise endeavour to entice away from the Company or any Associated Company any Restricted Employee.

13.6	The Executive will not, without the prior written consent of the Board, for the Restricted Period, be engaged in or concerned in any capacity in any business concern which is in competition with any Restricted Business. This Clause shall not restrain the Executive from being engaged or concerned in any business concern in so far as the Executive’s duties or work shall relate solely:-
(i)	to geographical areas where the business concern is not in competition with the Restricted Business; or

(ii)	to services or activities of a kind with which the Executive was not concerned to a material extent during the period of 12 months ending on the Termination Date.
13.7	The obligations imposed on the Executive by this clause extend to him acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.

13.8	The Executive agrees, and acknowledges that before entering into this Agreement he had the opportunity to obtain independent legal advice on the restrictions in this Clause 13 that the restrictions set out above are no wider or more restrictive than is reasonably necessary for the protection of the Company’s legitimate business interests and further that the effect of those restrictions is not such as to prevent the Executive from earning a living.

13.9	The Executive agrees that each of the restrictions contained in Clause 13 of this Agreement shall be read and construed independently of the others and that all such restrictions are considered reasonable by the parties to this Agreement. In the event that any such restriction shall be found or held to be void in circumstances where it would be valid if some part of it were deleted or the period scope or distance of application reduced the parties to this Agreement agree that such restriction shall apply with such modification as may be necessary to make it valid and effective and that any such modification shall not affect the validity of any other restriction contained in this Agreement.

13.10	Without prejudice to the Company’s right to enforce this Agreement in respect of any Associated Company it is agreed that the covenants contained in this Clause 13 shall inure for the benefit of any relevant Associated Company and that the same shall be enforceable against the Executive by that Associated Company as if it were a party to this Agreement.

14.	Return of Property

14.1	For the purposes of this Clause 14, Property means keys, mobile telephones, computer equipment, all lists of clients or customers, correspondence and all other documents, papers and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records), system designs, software designs, software programmes (in whatever media), presentations, proposals or specifications which may have been prepared by the Executive or have come into his possession, custody or control in the course of his employment.

14.2	The Executive shall promptly whenever requested by the Company and in any event upon the termination of his employment or during any period of Garden Leave pursuant to Clause 17 deliver up to the Company all Property of the Company or any Associated Company and the Executive shall not be entitled to and shall not retain any copies thereof. At the request of the Company the Executive will warrant at the time of returning such Property that he has not forwarded, transferred or in any way communicated any information that was part of or was contained in the Property.

15.	Directorship

The removal of the Executive from the office of director of the Company or any Associated Company or the failure of the Company in general meeting to re-elect the Executive as a director of the Company if under the Articles of Association for the time being of the Company he shall be obliged to retire by rotation or otherwise shall not terminate his employment under this Agreement. The Executive shall not except with the prior written consent of the Company during his employment resign his office as a director of the Company or any Associated Company or do anything which could cause him to be disqualified from continuing to act as such a director.

16.	Sickness

16.1	In respect of any absence by reason of sickness or injury lasting more than seven days, the Executive shall produce on the seventh day of sickness or injury a certificate stating the reason for his absence, such certificate to be signed by a registered medical practitioner. If the sickness or injury continues, the Executive shall produce further certificates as required.

16.2	Subject to production of medical certificates satisfactory to the Company, if the Executive is absent from work due to sickness or accident for a period of six consecutive months or 180 days in total in any period of one year, he shall continue to be paid full salary and benefits under this Agreement. Such remuneration shall include any sums the Company is obliged to pay to the Executive pursuant to any social security or sick pay legislation. The Company may reduce remuneration during incapacity by an amount equal to the benefit (excluding any lump sum benefit) which the Executive would be entitled to claim during such incapacity under the then current social security legislation (whether or not such benefit is claimed by the Executive).

16.3	If the Executive either:
(i)	becomes entitled to payment of benefit under the terms of any permanent health insurance scheme from time to time in force; or

(ii)	is refused benefit under that scheme,
all entitlement to salary and benefits under this Agreement shall cease from the earlier of the commencement of payment of such benefit or the expiry of the period specified in Clause 16.2, unless otherwise agreed by the Company in writing and subject to any appeal against a refusal of benefit made by the Executive.

16.4	The Company may require the Executive from time to time to undergo a medical examination by a medical practitioner nominated by the Company. The Company shall bear the cost of any such examination. The Executive agrees that this Agreement shall be taken as the Executive’s written authorisation to the nominated medical practitioner to disclose to and discuss with the Company the results of the examination and the matters which arise from it so that the Company can be notified of any matters it considers might impair the Executive’s ability properly to discharge his duties. The Company undertakes that, where such information is disclosed to it, it shall be disclosed at the same time to the Executive. The Company shall keep such information confidential and shall limit disclosure of such medical information to only those officers and employees of the Company who have a proper and necessary need to be given the information.

16.5	The Company reserves the right to withdraw payment to the Executive under Clause 16.2 if the Executive is certified fit to return to work by a medical practitioner nominated by the Company.

17.	Garden Leave

Once notice to terminate the Executive’s employment has been given by the Company or the Executive pursuant to Clause 2.1., the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive and may exclude the Executive from any premises of the Company or any Associated Company provided always that salary and all other contractual benefits (excluding bonus) shall not cease to be payable or provided by reason only of the Company exercising its rights pursuant to this clause. In addition, the Company may require the Executive to resign from any directorship, trusteeship or other office he may hold with the Company or with any Associated Company or any pension scheme, employee share scheme or other trust established by the Company and upon being so required the Executive shall be deemed simultaneously to have submitted his resignation and he shall have no claim or right of action against the Company for compensation, damages or otherwise in respect of such resignation, but this provision shall not otherwise prejudice any of his rights in respect of the termination of this agreement or of his employment.

18.	Summary Termination of Employment

18.1	The Company may terminate the employment of the Executive, without notice or payment in lieu of notice if the Executive:
(i)	shall be or become incapacitated from any cause whatsoever from effectively performing his duties hereunder for a period of 180 days or more in any twelve month period; or

(ii)	shall become of unsound mind or become a patient for any purpose under any statute relating to mental health; or

(iii)	is convicted of any criminal offence (other than a motoring offence for which no custodial sentence is given to him); or

(iv)	shall become bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

(v)	shall be or become prohibited by law from being a director; or

(vi)	shall be guilty of serious misconduct (which, for the avoidance of doubt, includes any conduct which tends to bring the Company or any Associated Company into disrepute) or shall commit any serious or persistent breach of any of his obligations to the Company or any Associated Company (whether under this Agreement or otherwise); or

(vii)	shall refuse or neglect to comply with any lawful orders given to him by the Company.

18.2	Any delay or forbearance by the Company in exercising any right of termination under this Clause shall not constitute a waiver of it.

18.3	In order to investigate a complaint of misconduct against the Executive the Company is entitled to suspend the Executive on full pay for such period as it considers reasonable.

19.	Intellectual Property

19.1	For the purposes of this Clause 19 the following words and phrases shall have the following meanings:
(i)	“Works” means all works, designs, innovations, inventions, improvements, processes, get-up, trade marks and trade names.

(ii)	“Company Works” means all Works authored, originated, conceived, written or made by the Executive alone or with others (except only those Works which are authored, originated, conceived, written or made by the Executive wholly outside the course of his employment).

(iii)	“Intellectual Property Rights” means any and all patents, trade marks, signs and services marks, rights in designs, trade or business names or signs, copyrights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.
19.2	The parties foresee that the Executive may create and make Works, during the course of his employment and duties with the Company and that all Company Works shall vest in and be owned by the Company immediately upon their creation. It shall be part of the Executive’s normal duties at all times to:
(i)	consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company with which the Executive is concerned or for which the Executive is responsible might be improved; and

(ii)	promptly disclose to the Company full details of any invention or improvement which the Executive may from time to time make or discover in the course of his duties including, without limitation, details of all Company Works; and

(iii)	further the interests of the Company’s undertaking with regard thereto with the intent that subject to the Patents Act 1977, the Company shall be entitled to the sole and absolute ownership of any such Company Works and to the exclusive use thereof free of charge and any third party rights.
19.3	To the extent such rights do not vest immediately in the Company the Executive hereby agrees to assign to the Company all of the Executive’s right, title and interest in the

Company Works together with all of his right, title and interest in any and all Intellectual Property Rights which subsist from time to time in the Company Works.
19.4	To the extent such rights do not vest immediately in the Company the Executive hereby assigns to the Company all future copyright in the Company Works and the parties agree that all such future copyright shall vest in the Company by operation of law pursuant to section 91 of the Copyright, Designs and Patents Act 1988.

19.5	The Executive hereby irrevocably and unconditionally waives, in favour of the Company, its licensees and successors-in-title any and all moral rights conferred on the Executive by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 in relation to the Company Works (existing or future) and any and all other moral rights under any legislation now existing or in future enacted in any part of the world including, without limitation, the right conferred by section 77 of that Act to be identified as the author of any of the Company Works and the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment. The Executive shall, at the Company’s request and expense, take all steps that may be necessary or desirable to the Company to enforce against any third party the Executive’s moral rights in any of the Company Works.

19.6	The Executive acknowledges that, for the purpose of the proviso to section 2(1) of the Registered Designs Act 1949 (as amended), the covenants on the part of the Executive and the Company will be treated as good consideration and the Company will be the proprietor of any design which forms part of the Company Works.

19.7	Nothing in this Clause 19 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 (inclusive) of the Patents Act 1977.

19.8	The Executive shall not knowingly do anything to imperil the validity of any patent or protection or any application relating to any of the Company Works but shall at the cost of the Company render all possible assistance to the Company both in obtaining and in maintaining such patents or other protection.

19.9	The Executive shall not either during the Executive’s employment or thereafter exploit or assist others to exploit any of the Company Works or any invention or improvement which the Executive may from time to time make or discover in the course of his duties or (unless the same shall have become public knowledge) make public or disclose any such Company Works or invention or improvement or give any information in respect of it except to the Company or as the Company may direct.

19.10	The Executive hereby irrevocably authorises the Company for the purposes of this Clause 19 to make use of his name and to sign and to execute any documents or do any thing on his behalf (or where permissible to obtain the patent or other protection in the Company’s own name or in that of its nominees in relation to any of the Company Works).

19.11	The Executive shall forthwith and from time to time both during his employment under this contract and thereafter, at the request and expense of the Company, do all things and execute all documents necessary or desirable to give effect to the provisions of this Clause 19 including, without limitation, all things necessary or conducive to obtain letters patent or other protection for any invention or improvement relating to any of the Company Works in any part of the world and to vest such letters patent or other protection in the Company or its nominees.

20.	Other Agreements

The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and the Executive relating to the employment of the Executive other than those expressly set out in this Agreement and that he is not entering into this Agreement in reliance on any representation not expressly set out herein.

21.	Waiver of Rights

If the Executive’s employment is terminated:
(i)	by reason of liquidation of the Company for the purpose of amalgamation or reconstruction; or

(ii)	as part of any arrangement for the amalgamation of the undertaking of the Company not including liquidation or the transfer of the whole or part of the undertaking of the Company to any Associated Company; and

(iii)	the Executive is offered employment of a similar nature with the amalgamated or reconstructed company for a period of not less than the then unexpired term of this Agreement and on terms not generally less favourable to the Executive than the terms of this Agreement, the Executive will have no claim against the Company under this Agreement in respect of that termination.

22.	Data Protection

The Executive consents to the Company or any Associated Company holding and processing both electronically and manually the data it collects which relates to the Executive for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. The Executive also consents to the transfer of such personal information to other offices the Company may have or to an Associated Company or to other third parties whether or not outside the European Economic Area for administration purposes and other purposes in connection with the Executive’s employment where it is necessary or desirable for the Company to do so.

23.	Communications

Telephone calls made and received by the Executive using the Company’s equipment and use of the Company’s e-mail system to send or receive personal correspondence may be recorded by the Company on its communications systems. Any recordings made shall at all times remain the property of the Company and, if necessary, will be used as evidence in the case of disputes with employees or clients.

24.	Severability

If any provision of this Agreement is determined to be void, invalid, unenforceable or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.

25.	Confirmation of Agreement

The Executive represents and warrants that he has read and understood each and every provision of this Agreement, and the Executive understands that he has the right to obtain legal advice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and the he has freely and voluntary entered into this Agreement.

26.	Miscellaneous Matters

26.1	Other than as set out in this Agreement, there are no explicit disciplinary rules in force in relation to the Executive who is expected at all times to conduct himself in a manner consistent with his senior status. In the event that there are allegations of misconduct or any other matter which requires it, the Company may suspend the Executive from his duties for a reasonable period in order that the Company can carry out a full and proper investigation.

26.2	If the Executive has a grievance relating to his employment he should write to the Board setting out full details of the matter. Disciplinary and grievance procedures applicable to the Executive and which will be considered by the Board in this regard are set out in the Company’s Employee Handbook. The decision of the Board on such matter shall be final.

26.3	There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

26.4	At any time during the period of this agreement, and, in any event, upon the termination of the Executive’s employment (for whatever reason and howsoever arising) the Executive shall immediately repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any payment of wages due to the Executive a sum in repayment of all or any part of such debts or loans.

27.	Notices

Any notice may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be posted to the Company (for the attention of its Secretary) at its registered office for the time being or to the Executive either at his address given above or at his last known address. Any such notice sent by post shall be deemed served forty-eight hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post.

28.	Variation

Any material variation of this Agreement must be contained in a written document executed by both parties.

29.	Governing Law

This Agreement shall be governed by and construed under English law and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.
IN WITNESS whereof this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

SIGNED by John N. Molbeck, Jr. on behalf	)	By:

of the Company in the presence of:	)

Christopher L. Martin]	)	By:	/s/ John N. Molbeck, Jr.

	)	Name:	John N. Molbeck, Jr.
	)	Title:	President & COO

/s/ Christopher L. Martin

Executive Vice President & Secretary

SIGNED by the Executive in the presence of: C. L. C	)
Manchester	)	/s/ Barry J. Cook

)

/s/ C. L. C. Manchester

C. L. C. Manchester
[Home address redacted]